UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 24, 2005

Knology, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-32647	58-2424258
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1241 O.G.Skinner Drive, West Point, Georgia		31833
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	706-645-8752

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On March 24, 2005, Knology Broadband of California, Inc., a wholly owned subsidiary of Knology, Inc. ("Seller"), signed a definitive asset purchase agreement with WaveDivision Holdings, LLC ("Purchaser") with respect to the sale of Seller’s cable television system located in Cerritos, California. The purchase price for the assets is $10 million in cash, as adjusted for working capital amounts and subscriber counts at the time of closing. The purchase price will be paid in cash at the closing, less a $1,000,000 holdback to provide indemnity for Purchaser against breaches of Seller’s representations, warranties and covenants made under the asset purchase agreement. One-half of the holdback will be paid to Seller six months after the closing date, and the remaining amount will be paid to Seller twelve months after the closing date, in each case less amounts payable with respect to claims made under the asset purchase agreement. In connection with the asset purchase agreement, Purchaser made a $500,000 earnest money deposit for the benefit of Seller. The transaction is subject to customary closing conditions, including the receipt of third party consents and regulatory and franchise approvals. The asset purchase agreement may be terminated by either party if the transaction has not closed by August 15, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Knology, Inc.

March 30, 2005	By:	Chad Wachter

Name: Chad Wachter
Title: General Counsel, Vice President and Secretary